UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2008

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On May 6, 2008, a purported class action complaint was filed in the Commonwealth of Kentucky Boone Circuit Court against Pomeroy IT Solutions, Inc. (the “Company”), each of its directors and two of its executive officers.  Charlesbank Equity Fund VI Limited Partnership and Charlesbank Capital Partners LLC were also named as defendants in the lawsuit.  The action was brought by Kenneth Hanninen, an alleged Pomeroy shareholder, on behalf of himself and all others similarly situated.  The complaint alleges, among other things, that the directors and officers of the Company are in breach of their fiduciary duties to shareholders in connection with the letter that the Company received from David B. Pomeroy, II, a director of the Company and its largest stockholder, proposing to acquire, with a financial partner, all of the outstanding stock of the Company not owned by him.  As previously announced by the Company on April 9, 2008, Mr. Pomeroy’s non-binding indication of interest identifies his financial partner as Charlesbank Equity Fund VI, LP, and the letter has been referred to a Special Committee, which is considering the offer as well as exploring a range of other alternative transactions that could enhance stockholder value.

 The complaint seeks, among other things, injunctive relief to enjoin the Company, its directors and named executive officers from consummating the acquisition proposed by Mr. Pomeroy and Charlesbank Equity Fund VI, LP, along with attorneys’ fees and costs.

The Company, its directors and two named officers believe that the allegations in the complaint are without merit and intend to vigorously defend themselves in this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: May 9, 2008	By: /s/ Keith R. Coogan

Keith R. Coogan, President and Chief Executive Officer